Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

InPhonic, Inc. and subsidiaries:

We consent to the use of our reports dated June 2, 2004, except as to Notes 2(v) and 14, which are dated as of September 16, 2004, and Note 15, which is dated as of October 11, 2004, relating to the consolidated financial statements and financial statement schedule of InPhonic, Inc. and subsidiaries, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

Our reports dated June 2, 2004, except as to Notes 2(v) and 14, which are as of September 16, 2004 and Note 15, which is dated as of October 11, 2004, contain an explanatory paragraph that states that the Company adopted the provisions of Emerging Issues Task Force Issue No. 00-21 Accounting for Revenue Arrangements with Multiple Deliverables effective July 1, 2003, and Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, as of January 1, 2002.

Our reports refer to the restatement of the consolidated financial statements as of and for the years ended December 31, 2003 and 2002.

McLean, Virginia

October 14, 2004